CIS/GEO/46

1001/GEO/KJW

 26/02/2003

APPENDIX “C”

NET SMELTER RETURNS ROYALTY

All terms denoted with initial capital letters used but not defined herein shall have the meanings ascribed to them in the Notarial Prospecting and Option Contract to which this Appendix “C” is appended (the “Agreement”).

1.

Interpretation

1.1

In this Appendix “C” :

1.1.1

“Annual Report” means a report certified by the Prospector’s chief accounting or financial officer showing, in respect of the Operating Year to which the report relates, all Revenues, Costs, Net Smelter Returns Royalty payments, year-end adjustments affecting the Net Smelter Returns Royalty paid or to be paid and all other matters taken into account in the calculation of the Net Smelter Returns Royalty;

1.1.2

“Costs” means all smelting, refining, marketing and transportation costs incurred in respect of products including, without duplication,

(i)

smelting costs, treatment charges and penalties including, without limitation, metal losses, penalties for impurities and charges for refining, selling and transportation from smelter to refinery and from refinery to market;

(ii)

costs of transporting products from the Property to a concentrator or other place of treatment;

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(iii)

costs of transporting products from the concentrator to a smelter or other place of treatment; and

(iv)

government imposed production and ad valorem  taxes (excluding taxes on income);

1.1.3

“Net Smelter Returns” means the amount by which Revenues exceed Costs;

1.1.4

“NSR Holder” means the holder of a Net Smelter Returns Royalty;

1.1.5

“Operating Quarter” means a fiscal quarter of an Operating Year;

1.1.6

“Operating Year” means a fiscal year of the Prospector commencing on January 1 and ending on December 31; and

1.1.7

“Revenues” means the gross amount of money received by the Prospector for its own account from the sale of products (which for greater certainty shall include any insurance proceeds received related to product that is lost).

1.2

All calculations and computations relating to the Net Smelter Returns Royalty shall be carried out in accordance with Canadian generally accepted accounting principles to the extent that such principles are not inconsistent with the provisions of the Agreement and this Appendix.  If reasonably requested by a NSR Holder, the calculation in 1.2 will be reconciled to South generally accepted accounting principles provided that such reconciliation shall not affect the calculation of the Net Smelter Returns Royalty.

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1.3

The determination of Net Smelter Returns hereunder will take into account all products and is based on the premise that such products will be developed solely on the Properties.  If other mining properties are incorporated with the Properties, or any part thereof, into a single mining project and the metals, ors or concentrates pertaining to each are blended at the time of mining or at any time thereafter, the respective mining properties (including the Properties) shall bear and have allocated to them their proportionate part of Costs relating to brining such single mining project into commercial production and thereafter operating the same and shall have allocated to them their proportionate part of Revenues realised from such single mining project, all as determined in accordance with generally accepted accounting principles and from records maintained by the Prospector.

2.

Net Smelter Returns Royalty

The Prospector shall pay to the NSR holder a Net Smelter Returns Royalty calculated and payable in accordance with this Appendix “C”.

3.

Calculation and Payment of Net Smelter Returns Royalty

3.1

Within 30 (THIRTY) days after the end of each Operating Quarter, the Prospector will :

3.1.1

calculate Net Smelter Returns in respect of the Operating Quarter;

3.1.2

calculate the amount payable to the NSR Holder on account of the Net Smelter Returns Royalty based on Net Smelter Returns for the Operating Quarter; and

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3.1.3

pay to the NSR Holder the amount payable on account of the Net Smelter Returns Royalty for that Operating Quarter.

Each payment will be accompanied by a statement showing, in reasonable detail, the calculation of Net Smelter Returns and will be subject to adjustment based upon the Annual Report for the Operating Year.

3.2

Within 120 (ONE HUNDRED AND TWENTY) days after the end of each Operating Year the Operator will calculate cumulative Net Smelter Returns in respect of the entire Operating Year and will deliver to the NSR Holder an Annual Report in respect of the Operating Year.  Any adjustments to the amounts paid or payable to the NSR Holder on account of the Net Smelter Returns Royalty in respect of the Operating Year then ended will be credited to or deducted from the amount payable in respect of the first Operating Quarter of the following Operating Year.

3.3

The NSR Holder will have 60 (SIXTY) days from the date it receives the Annual Report to question the accuracy thereof by notice in writing to the Prospector, failing which the Annual Report will be deemed to be final and correct.

4.

Audits

4.1

If the Annual Report is questioned by the NSR Holder, and if such questions cannot be resolved between the NSR Holder and the Operator, the NSR Holder will have 6 (SIX) months from the date it receives the Annual Report to have the Annual Report audited.

4.2

The audited Annual Report will be final and determinative of the calculation of the Net Smelter Returns Royalty for the period covered by such Annual Report and will be binding on the NSR Holder and the Prospector.  Any overpayment of the Net Smelter Returns Royalty will be deducted from future payments and any underpayment will be paid to the NSR Holder forthwith.

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4.3

The costs of the audit will be borne by the NSR Holder if the Annual Report overstated the Net Smelter Returns Royalty payable or understated the Net Smelter Returns Royalty payable by not more than 2% (TWO PERCENT) and will be borne by the Prospector if the Annual Report understated the Net Smelter Returns Royalty payable by greater than 2% (TWO PERCENT).

4.4

The NSR Holder will be entitled to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payment to the NSR Holder of the Net Smelter Returns Royalty from time to time, provided however that such examination shall not unreasonably interfere with or hinder the Prospector’s operations.

5.

Disputes

Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration in the same manner as provided in the Agreement.  No error in accounting or in interpreting the Agreement shall be the basis for a claim of breach of fiduciary duty or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Prospector or the Grantor pursuant to the Agreement.